Exhibit 99

Journal Communications Reports Fourth Quarter and Full Year 2014 Results

MILWAUKEE--(BUSINESS WIRE)--March 12, 2015--Journal Communications, Inc. (NYSE:JRN):

Fourth Quarter 2014 Highlights and Changes from Fourth Quarter 2013:

  Revenue of $122.0 million, up 13.6%; up 11.1% excluding the fiscal year change.
  Television revenue of $60.0 million, up 32.9%; up 29.9% excluding the fiscal year change.
  Radio revenue of $22.1 million, up 7.7%; up 5.5% excluding the fiscal year change.
  Television retransmission revenue of $9.8 million, up 65.2%; up 60.0% excluding the fiscal year change.
  Political revenue of $11.9 million compared to $0.4 million in 2013.
  Publishing revenue of $40.0 million, down 4.3%; down 6.5% excluding the fiscal year change.
  Operating earnings of $28.2 million, up 41.4%, including $2.8 million of transaction costs and $0.5 million from the fiscal year change.
  Diluted EPS from continuing operations of $0.31, compared to $0.22.

Full Year 2014 Highlights and Changes from Full Year 2013:

  Revenue of $428.4 million, up 7.8%; up 7.2% excluding the fiscal year change.
  Political and Olympics revenue of $21.1 million, compared to $1.6 million in 2013.
  Television revenue up 20.5%; up 19.7% excluding the fiscal year change.
  Radio revenue up 3.0%; up 2.4% excluding the fiscal year change.
  Retransmission revenue of $39.0 million, up 78.0%; up 76.6% excluding the fiscal year change.
  Publishing revenue of $149.0 million down 3.6%; down 4.2% excluding the fiscal year change.
  Operating earnings of $71.7 million, up 39.8% including $6.4 million of transaction costs and $0.5 million from the fiscal year change.
  Diluted EPS from continuing operations of $0.77, up from $0.52.

Journal Communications, Inc. (NYSE:JRN) today announced results for its fourth quarter and full year ended December 31, 2014. As previously reported, we changed our fiscal year to a calendar year basis effective in the fourth quarter of 2014. All reported results below were impacted by the change in our fiscal year in 2014 which added 3 days in the fourth quarter and full year 2014 compared to 2013.

“Journal Communications delivered a solid fourth quarter. Results were driven by political and issue advertising, gains in retransmission revenue and local revenue growth in radio. Consolidated revenue of $122.0 million was up 13.6% compared to 2013, though up 11.1% excluding the change in our fiscal year in 2014,” said Steven J. Smith, Chairman and CEO of Journal Communications.

“Within the television group, revenue was up 33%, or 30% excluding the fiscal year change and radio revenue was up almost 8%, or more than 5% excluding the fiscal year change. Television retransmission revenue grew to $9.8 million in the quarter. Publishing saw revenue down 4%, or more than 6% excluding the change in fiscal year. Publishing also remained focused on cost cutting efforts, resulting in almost $2 million in workforce reduction charges in the quarter with annualized savings of more than $3.2 million from our workforce actions in 2014. Publishing costs were down more than 6%, excluding these charges and the change in the fiscal year.

“The balance sheet of the company remained strong as we reduced debt by almost $78 million and increased cash balances to more than $13 million, leaving us net debt of just over $117 million at the end of 2014.”

Fourth Quarter 2014 Results (Continuing Operations)

Note that unless otherwise indicated, all comparisons are to the fourth quarter ended December 29, 2013. The fourth quarter of 2014 contained three additional days as compared to the same period in 2013. The estimated impact on revenue of the extra three days in the fourth quarter of 2014 is summarized in Table 4.

In the fourth quarter, revenue of $122.0 million increased 13.6%, or 11.1% excluding the fiscal year change. Excluding political and issue revenue and the fiscal year change, revenue increased 0.4%. Digital revenue of $5.3 million declined 3.3%. Operating earnings of $28.2 million increased 41.4% driven primarily by higher political and issue revenue.

Included in operating earnings were the following special items:

  $2.8 million in transaction related costs in 2014;
  $2.0 million in publishing workforce reduction charges in 2014;
  $0.5 million in operating earnings from the 3 extra days in the 2014 fourth quarter;
  $0.2 million in non-cash radio broadcast license impairment charges in 2014; and,
  $0.7 million in television contract termination fees in 2013.

Excluding the special items, operating earnings increased 58.2%. Total expenses of $93.8 million increased 7.3%. Excluding the special items, total expenses increased 3.0%.

The operating margin was 23.1% compared to 18.6%. Adjusted EBITDA, as defined in Table 5, was $38.7 million, an increase of 50.1%.

Net earnings were $15.6 million, an increase of 38.2%.

In the fourth quarter, basic and diluted earnings per share of class A and B common stock were $0.31 compared to $0.22 in 2013. The net impact of the special items had a $0.08 and a $0.01 negative impact on our basic earnings per share of class A and B common stock from continuing operations in 2014 and 2013, respectively.

Full Year 2014 Results (Continuing Operations)

Note that unless otherwise indicated, all comparisons are to the full year ended December 29, 2013. The full year ended December 31, 2014 includes three extra days as compared to the same period in 2013. The estimated impact on revenue of the extra three days in fiscal year 2014 is shown in Table 4.

For the full year, revenue of $428.4 million increased 7.8%, or 7.2% excluding the fiscal year change. Excluding political and issue revenue, Olympics and the fiscal year change, revenue increased 2.3%. Digital revenue of $20.4 million grew 5.2%. Operating earnings of $71.7 million increased 39.8% driven by higher political and Olympics revenue.

Included in operating earnings were the following special items:

  $6.4 million in transaction related costs in 2014 and $1.6 million in 2013;
  $2.7 million publishing workforce reduction charges in 2014 and $0.9 million in 2013;
  $0.2 million in non-cash radio broadcast license impairment charges in 2014;
  $0.5 million in operating earnings from the 3 extra days in the 2014 fiscal year;
  $0.7 million in television contract termination fees in 2013; and,
  $0.2 million in non-cash radio building impairment charges in 2013.

Excluding the special items, operating earnings increased 47.2%. Total expenses of $356.7 million increased 3.1%. Excluding the special items, total expenses increased 1.6%.

The operating margin was 16.7% compared to 12.9%. Adjusted EBITDA, as defined in Table 5, was $103.1 million, an increase of 34.0%.

Net earnings were $45.2 million, an increase of 72.5%. Net earnings from Palm Springs discontinued operations in 2014 were $5.9 million, driven primarily by the gain on sale of the stations.

For the full year, diluted earnings per share from continuing operations of class A and B common stock were $0.77 compared to $0.52. Diluted earnings per share of class A and B common stock from discontinued operations in 2014 was $0.12. The net impact of the special items had a $0.16 and $0.04 negative impact on our diluted earnings per share of class A and B common stock from continuing operations in 2014 and 2013, respectively.

Segment Results

Television

In the fourth quarter, revenue increased 32.9% to $60.0 million. Excluding the change in the fiscal year, revenue increased 29.9%. Television political and issue revenue was $11.2 million compared to $0.3 million. Excluding political and issue revenue, total revenue was up 8.7% primarily due to our continued growth in retransmission revenue. Local revenue decreased 0.5%, partially due to political displacement, while national revenue was flat. Retransmission revenue was $9.8 million compared to $5.9 million.

In the fourth quarter, operating expenses increased 6.7% and were up over 1% excluding network fees. Excluding special items, expenses were up 6.0%. Operating earnings were $23.4 million, including $0.3 million from the fiscal year change.

For the full year, revenue increased 20.5% to $200.8 million. Excluding the change in the fiscal year, revenue increased 19.7%. Television political and issue revenue and Olympics revenue was $19.8 million compared to political and issue revenue of $1.3 million in 2013. Excluding political and issue and Olympics revenue, total revenue increased 9.5%, again, primarily driven by retransmission revenue growth. Local revenue decreased 0.6% and national revenue decreased 2.8%. Retransmission revenue was $39.0 million, up 78.0%.

For the full year, operating expenses increased 4.6% and were down nearly 1% excluding network fees. Excluding special items, expenses increased 5.6%. Operating earnings were $59.5 million, including $0.3 million from the fiscal year change.

Radio

In the fourth quarter, revenue increased 7.7% to $22.1 million. Excluding the change in the fiscal year, revenue increased 5.5%. Radio political and issue revenue was $0.7 million compared to $0.1 million. Excluding political and issue, total revenue increased 4.9%, local revenue increased 6.5%, though national revenue decreased 0.9%. Automotive revenue, up 13%, was a driver of local growth.

In the fourth quarter, operating expenses increased 7.2%. Excluding special items, expenses increased 4.8%. Operating earnings were $4.7 million, including $0.1 million from the fiscal year change.

For the full year, revenue increased 3.0% to $79.1 million. Excluding the change in the fiscal year, revenue increased 2.4%. Radio political and issue revenue was $1.3 million compared to $0.4 million. Excluding political and issue revenue, total revenue increased 1.8%, local revenue increased 2.6%, though national revenue, a small component of our revenue, decreased 6.6%.

For the full year, operating expenses increased 2.2%. Excluding special items, expenses increased 2.7% due to higher employee costs. Operating earnings from radio were $14.9 million, including $0.1 million from the fiscal year change.

Publishing

Revenue of $40.0 million decreased 4.3% for the fourth quarter. Excluding the change in the fiscal year, revenue declined 6.5%. Advertising revenue of $21.3 million was down 7.2%, with classified revenue down 7.5%. At the daily newspaper, classified employment revenue was down 13.7% and classified auto revenue was down 14.7%. Circulation revenue of $12.8 million was down 1.4%. Other revenue of $5.9 million was up 0.6%. Digital advertising revenue of $3.3 million decreased 8.6%.

Expenses increased 1.2% in the fourth quarter due to almost $2.0 million in workforce reduction charges, that when combined with previous workforce actions in 2014, we expect to generate $3.2 million in annualized savings. Excluding special items, expenses decreased 6.4% in the fourth quarter. Total newsprint and paper expense decreased 11.5% in the fourth quarter driven by lower volume and lower newsprint prices. Operating earnings were $4.4 million in the fourth quarter, including $0.1 million from the change in the fiscal year.

For the full year, revenue of $149.0 million decreased 3.6%. Excluding the change in the fiscal year, revenue declined 4.2%. Advertising revenue of $77.9 million was down 4.5%. Within advertising, classified revenue was down 5.7%, the lowest annual decline in more than eight years. At the daily newspaper, classified employment was down 13.7% and auto was up 1.8%. Circulation revenue of $48.4 million was down 3.4%. Other revenue of $22.7 million was down 1.1%. Digital advertising revenue of $12.9 million was essentially flat.

For the full year, expenses decreased 1.5%. Excluding special items, expenses decreased 3.4% for the full year. Total newsprint and paper expense decreased 8.4% for the year driven by lower volume and lower newsprint prices. Operating earnings were $10.2 million, including $0.1 million from the fiscal year change.

Corporate

The operating loss for the fourth quarter was $4.4 million compared to $1.9 million. The increase in the operating loss was driven by $2.8 million in transaction costs in 2014.

For the full year, the operating loss was $12.9 million, compared to $7.9 million, driven by $6.4 million in transaction costs.

Discontinued Operations

Discontinued operations reflect the after-tax results of our two Palm Springs television stations which we sold effective January 1, 2014. For the full year 2014, there were $5.9 million in earnings from discontinued operations, primarily due to the gain on the sale of the stations, net of tax.

Non-Operating Items

Other expense, which primarily consists of interest expense, was $1.3 million in the fourth quarter compared to $1.8 million due to a lower average debt balance in 2014 and lower interest rates. For the full year, other expense was $5.9 million compared to $7.9 million driven by a lower average debt balance in 2014 and lower interest rates.

The fourth quarter and full year effective tax rates were 41.8% and 40.3% in 2014, respectively, compared to 38.9% and 39.5% in 2013, respectively. The higher effective tax rates in 2014 were primarily the result of non-deductible transaction costs incurred in 2014.

Notes Payable to Banks and Cash Flows

At year end, total debt was $130.6 million, a decrease of $77.6 million from year-end 2013. Of the $130.6 million debt, $120.0 million was drawn on our senior secured credit facilities and an additional $10.6 million remained outstanding in unsecured subordinated notes payable to the former holders of our class C shares. We chose to increase our cash position to $13.2 million instead of making payments on our term loan, which puts our net debt at $117.4 million. Our consolidated funded debt ratio, as defined in our credit agreement, was 1.32-to-1. Cash from operating activities in 2014 was $82.9 million, an increase of 54.0%, driven by higher operating earnings. Capital expenditures in 2014 were $9.1 million compared to $12.4 million.

Conference Call and Webcast

The company will not hold an earnings conference call due to the pending transaction with The E.W. Scripps Company. Please see an expanded Q&A section below.

Expanded Q&A

Broadcast Television and Radio

1. Discuss political and issue and Olympics revenue performance.

We were very pleased with political and issue advertising revenue of over $18 million this year, $17 million on television and $1 million on radio. This total exceeded what we saw in our last non-presidential election year.

Our Olympics revenue of $2.6 million also exceeded our expectations, above the levels we saw back in the 2010 Winter games.

2. Discuss local and national advertising performance.

Local television revenue was down 0.5% and down 0.6% for the year, primarily driven by the displacement of incremental political advertising. National revenue was flat in the quarter and down for the year, attributable to both political displacement and pullbacks earlier in the year experienced across the industry.

We finished the year strong in the important local category for radio, up 6.5% in the quarter and 2.6% on the year. While we did see some declines in national, it is important to remember that national is a very small component of radio spot revenue.

3. How was automotive advertising revenue on both television and radio?

Television automotive revenue was down 1% in the fourth quarter primarily due to political displacement. Pre-election, we experienced declines but after the election we saw a return to healthy growth for December that nearly offset the displacement impact. For the year, television automotive revenue was up 1%.

Automotive revenue was a significant growth factor for radio, particularly in the fourth quarter, up 13%, and also on the year, up 3%, which helped propel our strong local revenue performance.

4. Did you have any major cable or satellite renewals in 2014?

We announced the Dish Network renewal in December. The Dish Network renewal was our only significant renewal in 2014.

Publishing

5. Discuss advertising revenue performance for fourth quarter and full year 2014.

Advertising revenue performance slowed in the fourth quarter, down 7.2%, as retailers grew cautious about heavy promotional spending in the face of stronger-than-expected holiday sales that began in October.

Gains in ROP spending by department stores in the fourth quarter could not offset preprint losses in the same category, as faster-paced promotional decisions were made weekly with efficiencies in mind. ROP declines in finance, auto dealers, communications and entertainment impacted business at the daily newspaper for the quarter. Preprint losses were impacted by the loss of two major insert advertisers we discussed last quarter. The challenges we faced in the second half of the year and overall industry headwinds led to advertising revenue being down 4.5% for the full year.

The Milwaukee Journal Sentinel appointed Dani Longoria, managing director of national media sales at Scripps, as VP Advertising Sales. Dani joined us from Knoxville and began her new duties in Milwaukee this week.

6. What was impacting your digital results?

Publishing digital advertising revenue was down 8.6%. We experienced declines in remnant/refresh advertising and in retail display sponsorships, which have been challenged by the growth of third-party networks with aggressive rating programs. Audience retargeting programs and classified upsells were digital bright spots where we saw some growth.

Annual digital advertising revenue for publishing was virtually flat, down 0.2%.

7. Discuss circulation revenue performance for the fourth quarter and full year 2014.

Circulation revenue was down 1.4% in the quarter and 3.4% for the year. We saw volume declines in both home delivery and single copy. Circulation revenue declines were also impacted by a previously discussed change in our methodology to defer revenue during the subscription grace period. While this impacts revenue, it has minimal impact to earnings. Excluding this change, the decline would have been more moderate.

8. What expense savings did you realize or put into effect in the fourth quarter?

Newshole reductions for the daily newspaper were implemented in the fourth quarter as well as call center changes and reductions in wire services and marketing expected to yield in excess of $1.0 million in annual savings.

9. What was your workforce reduction charge in the fourth quarter and full year 2014?

Severance in the fourth quarter was $1.9 million, with annualized anticipated payroll savings of $2.6 million. For the year, total severance was $2.7 million, with $3.2 million in anticipated annualized savings tied to the reduction of approximately 43 FTEs.

Other

10. Can you give an update on pension?

We were not required to make a contribution in 2014 to our qualified defined benefit pension plan. The underfunded status of the qualified defined benefit pension plan increased by $29.7 million in the year ended December 31, 2014 to $72.6 million at December 31, 2014 due primarily to: (1) an unfavorable effect of $16.8 million from a decrease in discount rates; (2) an unfavorable effect of $13.0 million from an increase in life expectancies, resulting in an increase in the benefit obligations; (3) interest cost of $7.1 million; and (4) other actuarial adjustments of $0.5 million; partially offset by (5) a favorable effect of $7.7 million from actual returns on plan assets.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and digital media. We own and operate or provide services to 14 television stations and 34 radio stations in 11 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications in Wisconsin. Our digital media assets build on our strong publishing and broadcasting brands.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, the possibility that the proposed spin and merger transactions with The E. W. Scripps Company do not close (including, but not limited to, due to the failure to satisfy closing conditions), disruption from the proposed transactions making it more difficult to maintain our business and operational relationships, and the risk that unexpected costs will be incurred during this process; changes in network affiliation agreements, including increased costs; the availability of quality broadcast programming at competitive prices; quality and rating of network over-the-air broadcast programs, including programs changing networks and changing competitive dynamics regarding how and when programs are made available to viewers; changes in video programming distribution channels, including new Internet and mobile programming competitors; the effects of the rapidly changing nature of the publishing, broadcasting and printing industries, including general business issues, competitive issues and the introduction of new technologies; changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total or changes in spectrum allocation policies); effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts, or other significant events; changes in advertising demand or the buying strategies of advertisers or the migration of advertising to digital platforms; changes in newsprint prices and other costs of materials; and, changes in legislation or customs relating to the collection, management and aggregation and use of consumer information through telemarketing and electronic communication efforts. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

Tables Follow

						Table No. 1
Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A)			Four Quarters (B)
	2014	2013	% Change	2014	2013	% Change

Revenue:
Television	$ 59,979	$ 45,139	32.9	$ 200,847	$ 166,616	20.5
Radio	22,099	20,527	7.7	79,120	76,816	3.0
Publishing	40,038	41,841	(4.3)	148,958	154,558	(3.6)
Corporate eliminations	(129)	(141)	8.5	(489)	(723)	32.4
Total revenue	121,987	107,366	13.6	428,436	397,267	7.8

Operating costs and expenses:
Television	24,000	21,453	11.9	93,516	85,945	8.8
Radio	9,022	8,742	3.2	33,095	33,040	0.2
Publishing	26,300	25,771	2.1	98,683	100,973	(2.3)
Corporate eliminations	(129)	(141)	8.5	(489)	(721)	32.2
Total operating costs and expenses	59,193	55,825	6.0	224,805	219,237	2.5

Selling and administrative expenses	34,618	31,617	9.5	131,884	126,714	4.1
Total operating costs and expenses and selling and administrative expenses	93,811	87,442	7.3	356,689	345,951	3.1

Operating earnings	28,176	19,924	41.4	71,747	51,316	39.8

Other income and (expense):
Interest expense	(1,279)	(1,777)	28.0	(5,935)	(7,706)	23.0
Other	-	-		-	(188)
Total other income and (expense)	(1,279)	(1,777)	28.0	(5,935)	(7,894)	24.8

Earnings from continuing operations before income taxes	26,897	18,147	48.2	65,812	43,422	51.6

Provision for income taxes	11,235	7,068	59.0	26,494	17,172	54.3

Earnings from continuing operations	15,662	11,079	41.4	39,318	26,250	49.8

Earnings from discontinued operations, net of tax	(105)	181	N/A	5,872	(49)	N/A

Net earnings	$ 15,557	$ 11,260	38.2	$ 45,190	$ 26,201	72.5

Weighted average number of shares-Class A and B common stock:
Basic	50,585,550	50,345,141		50,529,113	50,259,276
Diluted	50,814,821	50,547,474		50,749,260	50,436,439

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.31	$ 0.22		$ 0.78	$ 0.52
Discontinued operations	-	-		0.12	-
Net earnings per share - basic	$ 0.31	$ 0.22		$ 0.90	$ 0.52

Diluted - Class A and B common stock:
Continuing operations	$ 0.31	$ 0.22		$ 0.77	$ 0.52
Discontinued operations	-	-		0.12	-
Net earnings per share - diluted	$ 0.31	$ 0.22		$ 0.89	$ 0.52

(A) 2014 fourth quarter: September 29, 2014 to December 31, 2014
2013 fourth quarter: September 30, 2013 to December 29, 2013
(B) 2014 four quarters: December 30, 2013 to December 31, 2014
2013 four quarters: December 31, 2012 to December 29, 2013

						Table No. 2
Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)			Four Quarters (B)
	2014	2013	% Change	2014	2013	% Change
Revenue
Television	$ 59,979	$ 45,139	32.9	$ 200,847	$ 166,616	20.5
Radio	22,099	20,527	7.7	79,120	76,816	3.0
Publishing	40,038	41,841	(4.3)	148,958	154,558	(3.6)
Corporate eliminations	(129)	(141)	8.5	(489)	(723)	32.4
	$ 121,987	$ 107,366	13.6	$ 428,436	$ 397,267	7.8

Operating earnings (loss)
Television	$ 23,449	$ 10,894	115.2	$ 59,459	$ 31,395	89.4
Radio	4,691	4,281	9.6	14,937	14,017	6.6
Publishing	4,419	6,637	(33.4)	10,242	13,778	(25.7)
Corporate	(4,383)	(1,888)	U	(12,891)	(7,874)	(63.7)
	$ 28,176	$ 19,924	41.4	$ 71,747	$ 51,316	39.8

Depreciation and amortization
Television	$ 3,270	$ 3,542	(7.7)	$ 12,905	$ 13,192	(2.2)
Radio	513	360	42.5	1,993	2,002	(0.4)
Publishing	1,613	1,801	(10.4)	6,597	7,058	(6.5)
Corporate	109	142	(23.2)	464	661	(29.8)
	$ 5,505	$ 5,845	(5.8)	$ 21,959	$ 22,913	(4.2)

(A) 2014 fourth quarter: September 29, 2014 to December 31, 2014
2013 fourth quarter: September 30, 2013 to December 29, 2013
(B) 2014 four quarters: December 30, 2013 to December 31, 2014
2013 four quarters: December 31, 2012 to December 29, 2013
U Greater than 100% unfavorable variance

						Table No. 3
Journal Communications, Inc.
Television, Radio and Publishing Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		% Change	Four Quarters (B)		% Change
	2014	2013	Total	2014	2013	Total
Television:
Total Revenue	$ 59,979	$ 45,139	32.9	$ 200,847	$ 166,616	20.5

Operating earnings	$ 23,449	$ 10,894	115.2	$ 59,459	$ 31,395	89.4

Radio:
Total Revenue	$ 22,099	$ 20,527	7.7	$ 79,120	$ 76,816	3.0

Operating earnings	$ 4,691	$ 4,281	9.6	$ 14,937	$ 14,017	6.6

Publishing:
Advertising revenue:
Retail	$ 17,181	$ 18,518	(7.2)	$ 61,474	$ 64,018	(4.0)
Classified	3,321	3,589	(7.5)	13,929	14,768	(5.7)
National	825	876	(5.8)	2,451	2,717	(9.8)
Total advertising revenue	21,327	22,983	(7.2)	77,854	81,503	(4.5)
Circulation revenue	12,767	12,947	(1.4)	48,430	50,135	(3.4)
Other revenue	5,944	5,911	0.6	22,674	22,920	(1.1)
Total revenue	$ 40,038	$ 41,841	(4.3)	$ 148,958	$ 154,558	(3.6)

Operating earnings	$ 4,419	$ 6,637	(33.4)	$ 10,242	$ 13,778	(25.7)

(A) 2014 fourth quarter: September 29, 2014 to December 31, 2014
2013 fourth quarter: September 30, 2013 to December 29, 2013
(B) 2014 four quarters: December 30, 2013 to December 31, 2014
2013 four quarters: December 31, 2012 to December 29, 2013

NOTE:

Television, radio and publishing segment information is provided to facilitate comparison of our television, radio and publishing segment results with those of other television, radio and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

					Table No. 4
Journal Communications, Inc.
Broadcasting and Publishing Non-GAAP Information (unaudited)
(dollars in thousands)

	Fourth Quarter
	2014 As	Stub Period
	Reported	(12/29-12/31)	2014 Adjusted	2013	% Change

Broadcasting:
Television	$ 59,979	$ (1,327)	$ 58,652	$ 45,139	29.9
Radio	22,099	(446)	21,653	20,527	5.5
Total broadcasting revenue	$ 82,078	$ (1,773)	$ 80,305	$ 65,666	22.3

Publishing:
Advertising revenue:
Retail	$ 17,181	$ (382)	$ 16,799	$ 18,518	(9.3)
Classified	3,321	(100)	3,221	3,589	(10.3)
National	825	(7)	818	876	(6.6)
Total advertising revenue	21,327	(489)	20,838	22,983	(9.3)
Circulation revenue	12,767	(318)	12,449	12,947	(3.8)
Other revenue	5,944	(105)	5,839	5,911	(1.2)
Total revenue	$ 40,038	$ (912)	$ 39,126	$ 41,841	(6.5)

Corporate eliminations	$ (129)	$ -	$ (129)	$ (141)	8.5

Total revenue	$ 121,987	$ (2,685)	$ 119,302	$ 107,366	11.1

	Four Quarters
	2014 As	Stub Period
	Reported	(12/29-12/31)	2014 Adjusted	2013	% Change

Broadcasting:
Television	$ 200,847	$ (1,327)	$ 199,520	$ 166,616	19.7
Radio	79,120	(446)	78,674	76,816	2.4
Total broadcasting revenue	$ 279,967	$ (1,773)	$ 278,194	$ 243,432	14.3

Publishing:
Advertising revenue:
Retail	$ 61,474	$ (382)	$ 61,092	$ 64,018	(4.6)
Classified	13,929	(100)	13,829	14,768	(6.4)
National	2,451	(7)	2,444	2,717	(10.0)
Total advertising revenue	77,854	(489)	77,365	81,503	(5.1)
Circulation revenue	48,430	(318)	48,112	50,135	(4.0)
Other revenue	22,674	(105)	22,569	22,920	(1.5)
Total revenue	$ 148,958	$ (912)	$ 148,046	$ 154,558	(4.2)

Corporate eliminations	$ (489)	$ -	$ (489)	$ (723)	32.4

Total revenue	$ 428,436	$ (2,685)	$ 425,751	$ 397,267	7.2

				Table No. 5
Journal Communications, Inc.
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA and Adjusted EBITDA (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2014	2013	2014	2013

Net earnings from continuing operations	$ 15,662	$ 11,079	$ 39,318	$ 26,250
Provision for income taxes	11,235	7,068	26,494	17,172
Total other expense, net	1,279	1,777	5,935	7,894
Depreciation	4,802	5,136	19,141	20,058
Amortization	703	709	2,818	2,855
EBITDA	$ 33,681	$ 25,769	$ 93,706	$ 74,229

Impairment of long-lived assets	37	-	69	238
Transaction costs	2,840	-	6,357	1,588
Impairment of intangible assets	211	-	211	-
Workforce reduction charges	1,954	35	2,738	863
Adjusted EBITDA	$ 38,723	$ 25,804	$ 103,081	$ 76,918

(A) 2014 fourth quarter: September 29, 2014 to December 31, 2014
2013 fourth quarter: September 30, 2013 to December 29, 2013
(B) 2014 four quarters: December 30, 2013 to December 31, 2014
2013 four quarters: December 31, 2012 to December 29, 2013

We define EBITDA as net earnings excluding earnings from discontinued operations, net, provision for income taxes, total other expense (which is comprised of interest income and expense), depreciation, and amortization; and we define Adjusted EBITDA as EBITDA excluding non-cash impairment charges, transaction and integration-related costs, and workforce reduction charges. Our management uses EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA should not be considered in isolation of, or as substitutes for, net earnings as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies.

				Table No. 6
Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2014	2013	2014	2013

Numerator for diluted earnings per share:
Earnings from continuing operations	15,662	11,079	39,318	26,250
Earnings from discontinued operations, net of tax	(105)	181	5,872	(49)
Net earnings	$ 15,557	$ 11,260	$ 45,190	$ 26,201

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,586	50,345	50,529	50,259
Impact of non-vested restricted shares and performance-based restricted stock units	229	202	220	177
Adjusted weighted average shares outstanding for class A and B	50,815	50,547	50,749	50,436

Diluted earnings per share of class A and B:
Continuing operations	$ 0.31	$ 0.22	$ 0.77	$ 0.52
Discontinued operations	-	-	0.12	-
Net earnings per share - diluted	$ 0.31	$ 0.22	$ 0.89	$ 0.52

(A) 2014 fourth quarter: September 29, 2014 to December 31, 2014
2013 fourth quarter: September 30, 2013 to December 29, 2013
(B) 2014 four quarters: December 30, 2013 to December 31, 2014
2013 four quarters: December 31, 2012 to December 29, 2013

		Table No. 7
Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	December 31, 2014	December 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 13,233	$ 1,912
Receivables, net	66,061	66,670
Inventories, net	1,852	2,191
Prepaid expenses and other current assets	3,569	3,305
Syndicated programs	2,598	2,816
Deferred income taxes	3,122	2,508
Current assets of discontinued operations	-	7,048
Total current assets	90,435	86,450
Property and equipment, net	150,396	160,549
Syndicated programs	3,424	5,162
Goodwill	121,740	124,702
Broadcast licenses	134,055	135,166
Other intangible assets, net	54,945	57,763
Deferred income taxes	20,557	20,125
Other assets	4,928	6,101
Total assets	$ 580,480	$ 596,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 24,930	$ 22,154
Accrued compensation	11,665	9,134
Accrued employee benefits	5,149	4,865
Deferred revenue	14,812	15,459
Syndicated programs	2,356	2,247
Accrued income taxes	5,487	3,286
Other current liabilities	4,486	5,560
Current portion of unsecured subordinated notes payable	2,656	2,656
Current portion of long-term notes payable to banks	15,000	15,000
Current portion of long-term liabilities	259	276
Current liabilities of discontinued operations	-	885
Total current liabilities	86,800	81,522
Accrued employee benefits	93,460	64,541
Syndicated programs	3,866	5,741
Long-term notes payable to banks	105,000	179,950
Unsecured subordinated notes payable	7,968	10,623
Other long-term liabilities	3,678	3,554
Shareholders' equity	279,708	250,087
Total liabilities and equity	$ 580,480	$ 596,018

CONTACT:
Journal Communications, Inc.
Jason Graham
Senior Vice President – Finance, Chief Financial Officer
414-224-2884